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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12
STEINWAY MUSICAL INSTRUMENTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEINWAY MUSICAL INSTRUMENTS, INC.
800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

April 15, 2002

Dear Stockholder:

        Our Annual Meeting of Stockholders will be held on Friday, May 17, 2002, at 10:00 a.m., at the Company's corporate office located at 800 South Street, Suite 305, Waltham, Massachusetts 02453. We urge you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to cover any questions you may have.

        The formal Notice of Meeting, the Proxy Statement and the proxy card are enclosed. A copy of the Annual Report to Stockholders describing the Company's operations during the year ended December 31, 2001 is also enclosed.

        Mr. Kirkland and I own 100% of the Class A Common Stock and have advised the Company that we intend to vote our shares of Class A Common Stock consistent with the recommendations of the Board of Directors set forth in the attached Proxy Statement. The Class A Common Stock presently represents 85% of the combined voting power of the Class A Common Stock and the Ordinary Common Stock. Therefore, stockholder approval in accordance with the Board of Directors' recommendations is assured.

        We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

        If you have shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. We look forward to meeting you at the Annual Meeting.

                      Very truly yours,

                      Dana D. Messina
                       Chief Executive Officer

STEINWAY MUSICAL INSTRUMENTS, INC.
800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2002

        The Annual Meeting of Steinway Musical Instruments, Inc. (the "Company") will be held on Friday, May 17, 2002 at 10:00 a.m. at the Company's corporate office at 800 South Street, Suite 305, Waltham, Massachusetts 02453, for the following purposes:

1.
To elect seven (7) directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.
To approve the Company's Amended and Restated 1996 Stock Plan;

3.
To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending December 31, 2002; and

4.
To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 5, 2002 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are urged to attend the meeting in person or by proxy.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID RETURN ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                      By Order of the Board of Directors,

                      Dennis M. Hanson
                       Secretary

Waltham, Massachusetts
April 15, 2002

STEINWAY MUSICAL INSTRUMENTS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation and Revocation of Proxies

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Steinway Musical Instruments, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held on the 17th day of May, 2002 at 10:00 a.m. (the "Annual Meeting") and at any and all adjournments thereof.

        The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a proxy bearing a later date or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below, FOR the approval of the Amended and Restated 1996 Stock Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company.

        This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 15, 2002. The entire cost of the solicitation of proxies will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's common stock. It is contemplated that this solicitation will be primarily by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or email.

        Messrs. Kirkland and Messina have advised the Company that they intend to vote all of their shares of Class A Common Stock in favor of the election of the seven nominees recommended by the Board of Directors, the Company's Amended and Restated 1996 Stock Plan and the appointment of Deloitte & Touche LLP to serve as the Company's independent public accountants to audit the Company's financial statements for 2002. Such action by Messrs. Kirkland and Messina is sufficient to elect such directors, approve said plan and to appoint the independent public accountants without any action on the part of any other holder of common stock.

Voting at the Meeting

        Only stockholders of record at the close of business on April 5, 2002 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes two classes of common stock, designated as Ordinary Common Stock and Class A Common Stock. Each share of Ordinary Common Stock entitles the record holder to one vote while each share of Class A Common Stock entitles the record holder to 98 votes on any action to be taken at the Annual Meeting, unless Delaware law provides otherwise. As of January 31, 2002, there were 8,369,696 shares of Ordinary Common Stock and 477,953 shares of Class A Common Stock outstanding. As of that date, all shares of Class A Common Stock were owned by Kyle R. Kirkland, Chairman of the Board, and Dana D. Messina, Chief Executive Officer of the Company, representing 85% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. Neither the holders of the Ordinary Common Stock nor the holders of Class A Common Stock have cumulative voting rights.

        The stockholders of the Company have no dissenters or appraisal rights in connection with any of the items scheduled to be presented to the stockholders at the Annual Meeting.

Vote Required

        The election of director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

        Approval of the Company's Amended and Restated 1996 Stock Plan and the ratification of the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the 2002 fiscal year require the affirmative vote of the holders of at least a majority of the aggregate votes cast at the meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the approval of the plan and ratification of independent public accountants and broker non-votes have the same effect as a vote against such approval or ratification.

ELECTION OF DIRECTORS

        The Certificate of Incorporation fixes the number of directors at not less than three and not more than nine, with the exact number to be set by resolution of the Board of Directors. Except as set forth below, persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as directors for the ensuing year and have previously served as directors of the Company. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors.

Information Regarding the Nominees

        Set forth below are the names, positions held, ages and a brief account of the business experience for each of the persons to be nominated as a director by the Board of Directors at the Annual Meeting.

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2003

        Kyle R. Kirkland, Chairman of the Board and Director (age 39).    Mr. Kirkland has served as a director of the Company since 1993 and as Chairman of the Board since 1996. Mr. Kirkland has been a principal of Kirkland Messina, LLC since 1994. From 1991 to 1994, Mr. Kirkland was a Senior Vice President of a Los Angeles-based investment bank where he was responsible for its private placement financing activities. From 1990 to 1991, Mr. Kirkland was employed by Canyon Partners as a Vice President. From 1988 to 1990, he was employed by Drexel Burnham Lambert in its High Yield Bond Department.

        Dana D. Messina, Chief Executive Officer and Director (age 40).    Mr. Messina has served as a director of the Company since 1993 and as Chief Executive Officer since 1996. Mr. Messina has been a principal of Kirkland Messina, LLC since 1994. From 1990 to 1994, Mr. Messina was a Senior Vice President of a Los Angeles-based investment bank where he was responsible for all of its corporate finance and merchant banking activities. From 1987 to 1990, he was employed at Drexel Burnham Lambert in its High Yield Bond Department.

        Thomas T. Burzycki, President-Selmer and Director (age 58).    Mr. Burzycki has served as a director of the Company since 1993. Mr. Burzycki has served as President of The Selmer Company, Inc. ("Selmer"), a wholly-owned subsidiary of the Company, since 1990. From 1978 to 1990, Mr. Burzycki held various financial and operational positions with United Musical Instruments, including President from 1985 to 1990. He has served on numerous industry and music education committees.

        Bruce A. Stevens, President-Steinway and Director (age 59).    Mr. Stevens has served as a director of the Company since 1995. Mr. Stevens has served as President of Steinway & Sons ("Steinway"), an indirect wholly-owned subsidiary of the Company, since 1985 when Steinway was acquired from Columbia Broadcasting System television network. Prior to that, he was employed by the Polaroid Corporation for 18 years, where he held various positions including Director of Marketing for all of Polaroid's international business. He has served on numerous industry and music education committees.

        A. Clinton Allen, Director (age 58).    Mr. Allen has served as a director of the Company since August 1999. Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen and Company, an investment banking consulting firm. He also serves on the board of directors of Psychemedics Corporation, Inc., The DeWolfe Companies, Swiss Army Brands Inc., and The Collectors Universe. Mr. Allen provided the original financing for Blockbuster Entertainment Corporation, was their founding director and served on the board until the company was acquired by Viacom/Paramount in September of 1994.

        Rudolph K. Kluiber, Director (age 42).    Mr. Kluiber was appointed director of the Company in May of 2001. Presently, Mr. Kluiber is the Managing Director of GRT Capital Partners ("GRT"), an investment management firm located in Boston, MA. Prior to forming GRT, Mr. Kluiber served as a Senior Vice President and Portfolio Manager for State Street Research & Management Company ("State Street") where he ran the State Street Aurora Fund and managed the Small-Cap Value effort.

        Peter McMillan, Director (age 44).    Mr. McMillan has served as a director of the Company since 1996. Currently, Mr. McMillan is the Managing Partner of Willow Brook Capital Group, LLC ("WBCG"), an asset management company based in Los Angeles, CA. Prior to forming WBCG he served as Executive Vice President and Chief Investment Officer of SunAmerican Investments, Inc., a wholly owned subsidiary of American International Group, Inc. As Chief Investment Officer, Mr. McMillan had overall investment management responsibility for the major asset classes in SunAmerica's portfolio, including government securities, mortgage-backed securities, public and private bonds, and commercial and residential mortgages. Mr. McMillan joined SunAmerican Investments, Inc. in 1989 after managing the fixed-income portfolio for Aetna Life Insurance and Annuity Company.

        Each director of the Company is elected for a period of one year and serves until his successor is duly elected and qualified. For information regarding the beneficial ownership of Ordinary Common Stock and Class A Common Stock by each nominee, see "Principal Stockholders."

Meetings of the Board of Directors

        The Board of Directors met on four separate occasions during 2001. In addition to these meetings of the full Board, directors also took action through Board committees. The Board of Directors has standing Audit, Compensation and Option Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors participated in less than 75% of the meetings of the Board of Directors held or of the total number of meetings held by all committees of the Board of Directors on which various members served during the year ended December 31, 2001. The current members of each of the Board of Directors' committees are listed below.

The Audit Committee

        The current members of the Audit Committee are Chairman Allen and Messrs. Kluiber and McMillan. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met four times during 2001.

The Compensation Committee

        The current members of the Compensation Committee are Messrs. Allen, Kirkland and Messina. The Compensation Committee sets the compensation for the executive officers of the Company and administers the Company's compensation programs. The Compensation Committee took action four times during 2001.

The Option Committee

        The current members of the Option Committee are Messrs. Allen, Kirkland, McMillan and Messina. The Option Committee was formed prior to the Company's initial public offering of shares of Ordinary Common Stock, which occurred on August 1, 1996, to administer the Steinway Musical Instruments, Inc. 1996 Stock Plan and the Steinway Musical Instruments, Inc. 1996 Employee Stock Purchase Plan. The Option Committee took action once during 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF EACH OF THE NOMINEES NAMED ABOVE.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each director.

MANAGEMENT

Executive Officers and Directors of the Company

        Set forth below are the names, ages, positions held and a brief account of the business experience for each executive officer, division president and director of the Company.

Name	Age	Position
Kyle R. Kirkland	39	Chairman of the Board and Director
Dana D. Messina	40	Chief Executive Officer and Director
Dennis M. Hanson	47	Senior Executive Vice President
Thomas T. Burzycki	58	President-Selmer and Director
Bruce A. Stevens	59	President-Steinway and Director
Robert W. Palmer	50	President-United Musical Instruments
Thomas Kurrer	53	Managing Director, Steinway-Germany
Michael R. Vickrey	59	Executive Vice President
A. Clinton Allen	58	Director
Rudolph K. Kluiber	42	Director
Peter McMillan	44	Director

        For biographical information concerning Kyle R. Kirkland, Dana D. Messina, Thomas T. Burzycki, Bruce A. Stevens, A. Clinton Allen, Rudolph K. Kluiber and Peter McMillan see "Nominees for Directors for Terms Expiring in 2003."

        Dennis M. Hanson, Senior Executive Vice President.    Mr. Hanson serves as the Company's Chief Financial Officer, General Counsel and Secretary. Mr. Hanson started his career in public accounting at Haskins and Sells in 1976. In 1980, he joined Computervision Corporation, where he held various financial positions including Vice President of Audit. He joined Steinway in 1988 as Vice President Finance and assumed duties as General Counsel in 1993.

        Robert W. Palmer, President-United Musical Instruments.    Mr. Palmer has served as President of United Musical Instruments ("UMI"), an indirect wholly-owned subsidiary of the Company, since 1990. Prior to his association with UMI, Mr. Palmer was employed with the international accounting firm

Coopers and Lybrand for twelve years, where he last served as General Practice Manager. Mr. Palmer is currently Vice President of the International Band and Orchestral Products Association and has served on local boards of education and music education support groups.

        Thomas Kurrer, Managing Director, Steinway-Germany.    Mr. Kurrer joined Steinway in 1989 as Managing Director of Steinway Germany and in 1997, assumed responsibility for Steinway's European and Asian operations. Mr. Kurrer was employed by the German-American Chamber of Commerce in New York from 1976 to 1978. Between 1978 and 1989, he held various positions of increasing responsibility with the Otto Wolff-Group, a conglomerate of steel and machinery equipment companies. Mr. Kurrer's last position with the Otto Wolff-Group was Managing Director of Wirth GmbH.

        Michael R. Vickrey, Executive Vice President.    Mr. Vickrey has served as the Company's Executive Vice President since 1995 and was appointed Chief Accounting Officer in 1996. Prior to joining Selmer in 1970, Mr. Vickrey spent seven years in the banking industry, specializing in commercial finance.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth the annual compensation paid and accrued by the Company for services rendered during the fiscal years ended December 31, 2001, 2000 and 1999 to (i) the Company's Chairman of the Board and the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company and the Managing Director of Steinway-Germany serving at the end of the last completed fiscal year (each a "Named Executive Officer").

Summary Compensation Table(1)

Annual Compensation
Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus			Securities Underlying Options(#)	All Other Compensation(6)
Kyle R. Kirkland Chairman of the Board	2001 2000 1999	$ $ $	250,000 250,000 229,615	$ $	53,000 200,000 —	(3) (5)	— 9,000 —	$ $ $	25,314 25,314 8,400
Dana D. Messina Chief Executive Officer	2001 2000 1999	$ $ $	250,000 250,000 229,615	$ $	203,000 600,000 —	(2)(3) (5)	— 9,000 —	$ $ $	25,314 25,314 8,400
Dennis M. Hanson Senior Executive Vice President	2001 2000 1999	$ $ $	285,000 274,000 222,300	$ $ $	128,000 243,000 177,000	(2) (5)	— 7,500 5,000	$ $ $	37,559 37,559 9,780
Thomas T. Burzycki President-Selmer	2001 2000 1999	$ $ $	268,000 268,000 268,000	$ $ $	50,000 250,250 180,000	(3) (5)	— — —		— — —
Bruce A. Stevens President-Steinway	2001 2000 1999	$ $ $	439,525 422,625 404,425	$ $ $	79,100 206,000 190,080		— 9,000 —	$ $ $	166,409 85,728 15,083
Thomas Kurrer(4) Managing Director, Steinway-Germany	2001 2000 1999	$ $ $	201,278 201,956 228,390	$ $ $	100,993 77,677 51,717		— 4,500 —		— — —
Michael R.Vickrey Executive Vice President	2001 2000 1999	$ $ $	175,000 175,000 100,000	$ $ $	50,000 162,750 180,000	(3) (5)	— — —		— — —

(1)
The table does not include the cost for personal benefits made available by the Company. However, no executive officer named in the Summary Compensation Table received such compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation, nor did all executive officers together receive such other compensation in excess of the lesser of $50,000 times the number of such executive officers or 10% of such officers' aggregate cash compensation.
(2)
Amount shown includes a separate bonus related to the successful completion of the Company's 2001 Senior Note Offering. See the "Report of the Compensation Committee on Executive Compensation" below.
(3)
Amount includes an estimate for annual performance bonus. Final approval by the Compensation Committee and disbursement has not yet been completed as of the date of this statement.
(4)
Mr. Kurrer's compensation information contained in this statement has been converted from Deutsche marks to U.S. dollars based upon average foreign exchange rates for the years presented.
(5)
Amount shown includes separate bonus related to the 2000 acquisition of United Musical Instruments Holdings, Inc., a major U.S. manufacturer of band and orchestral instruments.
(6)
The Company provides the Named Executive Officers with certain health, medical and other non-cash benefits generally available to all salaried employees and not included in "Other Compensation" pursuant to SEC rules. The table below presents the components of "Other Compensation" for 2001, which represent (a) the value of Company contributions to one of its 401(k) plans, (b) the value of Company contributions into the supplemental executive retirement plan (SERP) on behalf of the Named Executive Officers, which includes a one-time $80,000 contribution into Mr. Stevens' account (c) the value of premiums paid by the Company on group term life insurance, and (d) in the case of Mr. Stevens, the economic benefit received under the terms of a Split Dollar Life Insurance Policy, which the Company terminated in 2001 allocating a portion of the cash value to his SERP account.

	Company Contributions
	401(k) Plan	SERP	Group Term Life Insurance Premium	Split Dollar Life Insurance
Kyle R. Kirkland	$8,925	$16,389
Dana D. Messina	$8,925	$16,389
Dennis M. Hanson	$8,925	$26,555	$2,079
Bruce A. Stevens	$8,925	$149,991	$4,500	$2,993

Option Grants and Aggregated Option Exercises in 2001 and Year End Option Values

        There were no options granted and no options exercised by the Named Executive Officers during 2001. The following table provides information related to the number of options held by the Named Executive Officers as of the year ended December 31, 2001. The fair market value of the options on December 31, 2001 for the underlying securities did not exceed the exercise price of the option. Accordingly, there were no in-the-money options at December 31, 2001.

	Number of Securities Underlying Unexercised Options at December 31, 2001
Name
	Exercisable	Unexercisable
Kyle R. Kirkland	72,550	7,200
Dana D. Messina	72,550	7,200
Dennis M. Hanson	30,000	9,000
Thomas T. Burzycki	16,000	—
Bruce A. Stevens	34,800	7,200
Thomas Kurrer	25,400	3,600
Michael R. Vickrey	14,500	—

Employment Contracts

        In January 1999, the Company entered into an Employment Agreement with Kyle R. Kirkland which provides that until December 31, 2006, unless earlier terminated in accordance with its terms, Mr. Kirkland will serve as Chairman of the Company. In addition to a base salary, Mr. Kirkland may be entitled to receive bonuses and certain other employment benefits each determined annually by the Board of Directors in its discretion.

        In January 1999, the Company entered into an Employment Agreement with Dana D. Messina which provides that until December 31, 2006, unless earlier terminated in accordance with its terms, Mr. Messina will serve as Chief Executive Officer of the Company. In addition to a base salary, Mr. Messina may be entitled to receive bonuses and certain other employment benefits each determined annually by the Board of Directors in its discretion.

        In July 1996, the Company entered into a Noncompete Agreement with each of Thomas T. Burzycki, Bruce A. Stevens, Dennis M. Hanson and Michael R. Vickrey. The Noncompete Agreements remain in effect for a period of ten years and bar the individual parties thereto from competing with the Company in any geographic region in which the Company then conducts business. Additionally, provided that the individual party thereto refrains from engaging in certain restricted sales of Ordinary Common Stock, each Noncompete Agreement commits the Company to renew the individual party's employment agreement described below for successive one-year periods over the life of the Noncompete Agreement. Due to certain restricted stock sales by Messrs. Burzycki and Vickrey, the Company is no longer obligated to renew either executive's employment agreement.

        On May 1, 1995, Steinway entered into an Employment Agreement with Bruce A. Stevens. The agreement provides that Mr. Stevens will serve as President of Steinway, in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Stevens is eligible to receive bonuses and certain other employment benefits. Mr. Stevens' agreement provides that, in certain circumstances, the Company is obligated to pay up to $340,000, plus the salary for the remainder of his term, to Mr. Stevens upon termination of his employment. This Agreement was subsequently assigned from Steinway to the Company and thereafter amended to automatically renew on an annual basis unless affirmatively terminated.

        On May 1, 1995, Steinway entered into an Employment Agreement with Dennis M. Hanson. The agreement provides that Mr. Hanson will serve as Chief Financial Officer and Secretary in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Hanson is eligible to receive bonuses and certain other employment benefits. Mr. Hanson's agreement provides that, in certain circumstances, the Company is obligated to pay up to $210,000, plus the salary for the remainder of his term, to Mr. Hanson upon termination of his employment. This Agreement was subsequently assigned from Steinway to the Company and thereafter amended to automatically renew on an annual basis unless affirmatively terminated.

        As of May 8, 1989, Steinway entered into an Employment Agreement with Thomas Kurrer that provides that Mr. Kurrer will serve as Managing Director of Steinway's German operations in consideration of an annual base salary, which may be increased following the end of each year of service. In addition to a base salary, Mr. Kurrer is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews every three years unless at least 12 months notice is given by either party.

Retirement Plans

        The Company maintains separate pension plans for each of its major divisions. The Pension Plan Table set forth below shows estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the Selmer division plan, including the Named Executive Officers, in specified compensation and years of credited service classifications, assuming employment until age 65.

Pension Plan Table

	Years of Service
Final Average Pay
	5	10	15	20	25	30
$130,000	$7,813	$15,626	$23,440	$31,253	$39,066	$46,879
$140,000	$8,563	$17,126	$25,690	$34,253	$42,816	$51,379
$150,000	$9,313	$18,626	$27,940	$37,253	$46,566	$55,879
$160,000	$10,063	$20,126	$30,190	$40,253	$50,316	$60,379
$170,000	$10,813	$21,626	$32,440	$43,253	$54,066	$64,879
$180,000	$11,563	$23,126	$34,690	$46,253	$57,816	$69,379
$190,000	$12,313	$24,626	$36,940	$48,253	$61,566	$73,879
$200,000	$13,063	$26,126	$39,190	$52,253	$65,316	$78,379

        The Company maintains a qualified defined benefit pension plan for the Selmer division. Benefits accrue on a straight life annuity basis, using a formula that takes into account the five highest consecutive calendar years of compensation (subject to the maximum allowable under the Internal Revenue Code) within the prior ten years of plan participation times years of Benefit Service up to 40 years. The plan is also integrated with Social Security so that earnings in excess of the Social Security taxable wage base generate additional benefits. The above table assumes a birth year of 1942 in order to calculate the additional social security benefit. Mr. Burzycki has 11 years of credited service and Mr. Vickrey has 13 years of service under this plan.

        The primary benefit formula in the Steinway division domestic plan was frozen as of June 30, 1993. The accrued benefit will be a monthly benefit amount payable in the life annuity form equal to the sum of (a) the benefit accrued in accordance with the formula as of June 30, 1993: plus (b) $9 multiplied by benefit years of service completed after June 30, 1993. Mr. Stevens has 16 years of service under the plan with an estimated annual benefit of $29,892. Assuming he continues his employment with the Company until age 65, his estimated annual benefit would be $30,504. Mr. Hanson has 13 years of service under the plan with an estimated annual benefit of $15,420. Assuming his continued employment with the Company until age 65, his estimated annual benefit would be $17,316. These amounts are based on the pension being paid during the participant's lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or optional form of payment.

        Mr. Kurrer is entitled to benefits under the Steinway division foreign pension plan. Based on the formula and his 13 years of credited service his estimated annual benefit would be $63,403. At age 63 Mr. Kurrer would receive 36.5% of his annual base income earned in the year prior to retirement. Assuming a 3% increase in annual salary, the estimated annual benefit at age 63 would be $101,695. The figures presented have been converted from Deutsche marks to U.S. dollars based on 2001 average foreign exchange rates.

        Effective January 1, 2001, the Company implemented a non-qualified supplemental executive retirement plan, or SERP, for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Total contributions and earnings thereon are then payable in the form of fifteen substantially equal yearly installments beginning at age 65. Participants become fully vested upon the completion of 5 years of service. To date, every SERP participant is fully vested.

Compensation of Directors

        Effective January 1, 2001, the Company began compensating its non-employee directors in the amount of $10,000 annually, $5,000 for every additional Committee and $500 for each meeting attended. For fiscal year ended December 31, 2001, the Company paid Mr. Allen $29,500, Mr. Kluiber $13,250 and Mr. McMillan $24,000.

Compensation Committee Interlocks and Insider Participation

        Messrs. Kirkland and Messina serve as the Chairman of the Board and Chief Executive Officer, respectively, of the Company. Each serves on the Compensation and Option Committees of the Board of Directors.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

        No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

        In September of 2001, Kyle R. Kirkland entered into a settlement agreement with the Securities and Exchange Commission, without admitting or denying any finding or liability. The matter was unrelated to the Company or Mr. Kirkland's position with the Company.

REPORT OF THE AUDIT COMMITTEE(1)

        The current members of the Audit Committee (the "Committee") are Chairman Allen and Messrs. McMillan and Kluiber each of whom is an "independent director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards. The Committee operates pursuant to a written charter. The Committee assists the Board of Directors (the "Board") in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

        In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors, Deloitte & Touche LLP ("Deloitte & Touche"), a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independent Discussion with Audit Committee), discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and Deloitte & Touche the quality and adequacy of the Company's internal controls. The Committee reviewed with Deloitte & Touche their audit plans, audit scope and identification of audit risks.

        The Committee discussed and reviewed with Deloitte & Touche all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of Deloitte & Touche's examination of the financial statements.

        During the fiscal year ended December 31, 2001 aggregate fees (including expenses) for the annual audit of the Company's financial statements were approximately $406,250 and other services, including income tax services, were approximately $521,460. Deloitte & Touche did not provide any professional services related to financial information design and implementation, bookkeeping or internal audit services. The Committee has considered the level and nature of non-audit services provided by Deloitte & Touche in its deliberation of auditor independence.

        The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2001, with management and Deloitte & Touche. Management has the responsibility for the preparation of the Company's financial statements and Deloitte & Touche has the responsibility for the examination of those statements. Based on these reviews and discussions with management and the Company's independent auditors, the Committee recommended that the Board of Directors include the audited consolidated financial statements for the fiscal year ended December 31, 2001 in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche as the Company's independent auditors and the Board concurred in such recommendation.

                      AUDIT COMMITTEE:

                      A. Clinton Allen, Chairman
                      Rudolph K. Kluiber
                      Peter McMillan

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Audit Committee shall not be incorporated by reference in any such filings.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION(1)

Compensation Philosophy

        The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation while establishing a strong, explicit link between executive compensation and the achievement of the Company's annual and long-term performance goals, rewarding above-average corporate performance, recognizing individual initiative and achievement and assisting the Company in attracting and retaining highly-skilled management. This philosophy has been adhered to by developing incentive pay programs which provide competitive compensation that mirrors Company performance. Both short-term and long-term incentive compensation are based on direct, explicit links to Company performance and the value received by stockholders.

2001 Executive Compensation

        Cash compensation includes base salary and annual bonuses. Base salaries are set at competitive levels, with reference to the responsibilities undertaken by personnel, their experience and geographic market conditions. Annual salary adjustments are determined by reference to the Company's and the individual's performance, as well as marketplace conditions generally. Annual bonuses are awarded based primarily on management's ability to achieve specified earnings levels.

        In April of 2001, the Company successfully completed a $150 million Senior Note offering at 8.75%. The proceeds of this offering were used to redeem $110 million of 11% bonds, with a portion of the balance paying down our domestic credit line by approximately $27 million. Based on these results, key employees, including certain Named Executive Officers, were awarded special bonuses for their contribution to this successful and beneficial refinancing.

Chairman of the Board and Chief Executive Officer Compensation

        Effective January 2001, the Compensation Committee was authorized by the Board of Directors to act on all executive compensation matters involving the Chairman and Chief Executive Officer.

        During the last fiscal year no action was taken affecting the base salary paid to either the Chairman of the Board or the Chief Executive Officer. Due to the contributions of the Chief Executive Officer during the Company's successful senior note offering, Mr. Messina received a special bonus of $150,000.

Summary

        After its review of the Company's existing programs, the Compensation Committee believes that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations with which the Company competes for management talent. The Compensation Committee also believes that the annual bonuses provide opportunities to participants that are consistent with the returns that are generated on behalf of the Company's stockholders.

Limitation of Tax Deduction for Executive Compensation

        The Omnibus Budget Reconciliation Act of 1993 (the "Act") prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million annually, effective for compensation paid after 1993. Although the Compensation Committee has not adopted a policy relating to the Act, the Compensation Committee believes that there will be little, if any, impact from this limitation to the Company.

                      COMPENSATION COMMITTEE:
                      A. Clinton Allen
                      Dana D. Messina
                      Kyle R. Kirkland

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference in any such filings.

PERFORMANCE GRAPH(1)

        The following graph compares the Company's cumulative total stockholder return on its Ordinary Common Stock for the period from December 31, 1996, to December 31, 2001, with the cumulative total return of the Russell 2000 Stock Index ("Russell 2000") and the cumulative total return of a new peer group ("New Peer Group") consisting of Guitar Center, Inc., Harley-Davidson Inc., Louis Vuitton Moet Hennesey and Fleetwood Enterprises. The peer group used in the preceding five years ("Prior Peer Group"), which consisted of Harley-Davidson Inc., Baldwin Piano and Organ Co. ("Baldwin"), Boosey & Hawkes PLC ("Boosey & Hawkes") and Fleetwood Enterprise, is also included up until December 31, 2000. The Company replaced Baldwin and Boosey & Hawkes in its peer group with Guitar Center and Louis Vuitton Moet Hennesey due to the following significant events in 2001: Baldwin filed for bankruptcy protection under Chapter 11 and was later acquired by a non-public entity; and Boosey & Hawkes announced its intention to begin an open auction process to sell the company.

        The New Peer Group was selected by management based on the status of each as a manufacturer and/or distributor of consumer goods in the luxury or musical instrument categories. The performance graph assumes a $100 investment on December 31, 1996 in each of the Company's Ordinary Common Stock, the Russell 2000 and the common stock of the selected peer groups. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

COMPARATIVE STOCK PRICE PERFORMANCE
AMONG STEINWAY MUSICAL INSTRUMENTS, INC.,
THE RUSSELL 2000 AND THE PEER GROUPS

Comparison of Cumulative Total Returns

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Steinway Musical Instruments, Inc.	$100.00	$133.08	$149.60	$116.51	$103.22	$95.57
The Russell 2000	$100.00	$120.52	$116.37	$139.20	$133.35	$134.72
New Peer Group	$100.00	$96.56	$112.98	$118.69	$116.12	$135.05
Prior Peer Group	$100.00	$125.81	$113.84	$117.47	$60.28	—

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of voting securities of the Company as of January 31, 2002 by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each of the directors and Named Executive Officers of the Company and (iii) all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership of Ordinary Common Stock(1)	Percent	Amount and Nature of Beneficial Ownership Class A Common Stock(1)	Percent
American International Group, Inc. 70 Pine Street New York, New York 10270	1,803,104	21.5%	—	—
John Hancock Financial Services, Inc. 200 Clarendon Street John Hancock Place Boston, MA 02117	1,543,553	18.4%	—	—
State Street Research & Management Company One Financial Center, 30th Floor Boston, MA 02111	738,020	8.8%	—	—
Fort Hill Capital LLC 2 Jericho Plaza Jericho, NY 11753	596,580	7.1%	—	—
Royce & Associates, Inc. 1414 Ave. of the Americas New York, NY 10019	544,400	6.5%	—	—
Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	429,200	5.1%	—	—
Directors
Kyle R. Kirkland(2)	196,886	2.4%	226,949	47.5%
Dana D. Messina(2)	217,571	2.6%	251,004	52.5%
Thomas T. Burzycki	66,680.8%		—	—
Bruce A. Stevens	86,273	1.0%	—	—
Other Executive Officers
Dennis M. Hanson	41,601.5%		—	—
Michael R. Vickrey	48,000.6%		—	—
Thomas Kurrer	41,601.5%		—	—
All directors and executive officers as a group (7 persons)(2)	697,481	8.3%	477,953	100.0%

(1)
Each share of Ordinary Common Stock has one vote. Each share of Class A Common Stock has 98 votes.

(2)
Includes 1,131 shares owned by Kirkland Messina, LLC, which may be deemed to be beneficially owned by both Kyle R. Kirkland and Dana D. Messina.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's Ordinary Common Stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 2001.

THE COMPANY'S AMENDED AND RESTATED 1996 STOCK PLAN

        In 1996, the Board adopted, and the Company's stockholders approved, the Steinway Musical Instruments, Inc., 1996 Stock Plan (the "Plan"), to further and promote the interests of the Company by providing its employees with an opportunity to acquire performance-based incentive stock awards. In January of 2002, the Board unanimously approved, subject to shareholder approval, certain amendments to the Plan (the "Amendment"; and the Plan, as so amended, is hereinafter referred to as the "Amended and Restated Plan").

        Generally, the Amendment increases the number of shares of the Company's Common Stock reserved for issuance by 721,750, allows the Company's outside directors to participate, limits Option Committee membership to outside directors, reduces the requirements for future Plan amendments to board approval only, eliminates the Company's obligation to obtain substitute stock options during a merger and revises the Plan to generally conform to the latest tax and other regulatory requirements.

        A summary of the most significant features of the Amended and Restated Plan, together with the general federal income tax consequences to the recipients is set forth below, which summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Corporate Secretary at the Company's offices in Waltham, Massachusetts.

        Types of Incentive Awards and Eligible Participants.    The Amended and Restated Plan provides for the grant of (i) Stock Options, including incentive stock options, non-qualified stock options, and reload stock options (ii) Stock Appreciation Rights, (iii) Restricted Shares and (iv) Performance Units (collectively, "Awards"). All directors, employees, consultants and advisors, or those who become directors, employees, consultants or advisors, of the Company and its subsidiaries whose performance or contribution, in the sole discretion of the Option Committee, benefits or will benefit the Company or any Subsidary, are eligible to participate in the Amended and Restated Plan. As of December 31, 2001, the Awards that had been granted to employees eligible under the Plan were options, which were granted to certain officers and key employees to purchase an aggregate of 612,400 shares of Ordinary Common Stock at a price per share range of $18 to $22. Approximately 2,850 persons were eligible to receive Awards under the Plan as of December 31, 2001.

        Shares Subject to the Amended and Restated Plan.    Under the Amended and Restated Plan, the Company may now grant Awards with respect to a number of shares of Ordinary Common Stock of up to 1,500,000 shares. Shares of Ordinary Common Stock issued under the Amended and Restated Plan may be either newly issued or treasury shares. To the extent an Award expires or is canceled, terminated or forfeited prior to the issuance of shares of Ordinary Common Stock subject to such awards, any shares subject to such awards will again be available for grant under the Amended and Restated Plan. The Amended and Restated Plan provides for proportionate adjustments in the number of shares of Ordinary Common Stock available for grants thereunder, and the number of shares and exercise prices of outstanding options for subdivisions or a consolidations of, or stock dividends on, Common Stock effected by the Company without the receipt of consideration.

        Term.    The Plan became effective on August 1, 1996, and (as amended) will terminate on July 31, 2006, except with respect to Awards then outstanding. No Awards will be granted under the Amended and Restated Plan after it terminates.

        Administration.    The Amended and Restated Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that the grant of options is exempt from the short-swing profit liability provisions of Section 16 of the Exchange Act. Relevant portions of the Amended and Restated Plan are also intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent any provision of the Amended and Restated Plan would disqualify the Amended and Restated Plan or would not otherwise permit the Amended and Restated Plan to comply with Section 162(m) as so intended, such provision will be construed and amended to conform to the requirements or provision of Section 162(m) to the extent permitted by applicable law and deemed advisable by the Board; provided, however, that no such construction or amendment will have an adverse economic effect on any participant with respect to any stock award previously granted under the Amended and Restated Plan.

        The Amended and Restated Plan will be administered by the Option Committee. The Option Committee will be appointed from time to time by the Board and will be comprised of not less than two (2) of the then members of the Board all of whom qualify to administer the plan as Non-Employee Directors within the meaning of Rule 16b-3 as promulgated under the Exchange Act, or any successor rule or regulation thereto, as such Rule is amended or applied from time to time, and Outside Directors within the meaning of Treasury Regulation 1.162-27(e)(3) under the Code.

        The Option Committee will make all determinations necessary or advisable for the administration of the Plan, including, without limitation: (a) selecting individuals to receive an Award under the Plan (the "Participants"), (b) making Awards in such amounts and form as the Option Committee will determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Option Committee will deem appropriate and (d) correcting any technical defect or technical omission, or reconciling any technical inconsistency, in the Plan and/or any award agreement. Subject to the terms of the Amended and Restated Plan, the Option Committee will also determine the prices, expiration dates and other material features of the Awards granted under the Amended and Restated Plan.

        The Option Committee will have the authority to interpret and construe any provision of the Amended and Restated Plan and to adopt such rules and regulations for administering the Amended and Restated Plan, as it deems necessary. All decisions and determinations of the Option Committee are final and binding on all parties. The Company will indemnify each member of the Option Committee against any cost, expenses or liability arising out of any action, omission or determination relating to the Amended and Restated Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

        Stock Options.    The exercise price of each stock option granted under the Amended and Restated Plan is determined by the Option Committee, provided that (a) the exercise price of an incentive stock option shall not be less than the fair market value of a share of Ordinary Common Stock on the date on which such option is granted, and (b) the exercise price of a non-qualified stock option shall not be less than 85% of the fair market value of a share of Ordinary Common Stock on the date on which such option is granted. Moreover, no exercise price shall be less than the par value of the Ordinary Common Stock.

        Unless otherwise determined by the Committee in its sole discretion or provided for in some employment or Award Agreement, each option is exercisable for a period not to exceed ten years and becomes exercisable in 20% increments on each anniversary of the date of the grant; provided, the Participant is then employed or engaged by the Company and/or one of its subsidiaries.

        In the event of the death, disability or retirement of the Participant, or upon the occurrence of a Change of Control (as defined), a stock option shall become 100% exercisable as to the aggregate number of shares of Ordinary Common Stock then underlying such stock option. In the event of the termination of the employment of an optionee for any reason, all options held by such optionee terminate as of the 90th day after such termination. Options are not transferable other than by will or by the laws of descent and distribution.

        Stock Appreciation Rights. A stock appreciation right ("SAR") is an Award granted with respect to a specified number of shares of Ordinary Common Stock entitling a Participant to receive an amount equal to the excess of the fair market value of a share of Ordinary Common Stock on the date of exercise over the fair market value of a share of Ordinary Common Stock on the date of grant of the SAR, multiplied by the number of shares of Ordinary Common Stock with respect to which the SAR will have been exercised.

        Unless otherwise provided in the Participant's employment or award agreement, a SAR may be exercised by a Participant, in accordance with all of the procedures established by the Option Committee, in whole or in part at any time during its specified term. Notwithstanding the preceding sentence, in no event will a SAR be exercisable (a) prior to the date which is six (6) months after the date on which the SAR was granted, (b) prior to the exercisability of any non-qualified stock option with which it is granted in tandem or (c) if the fair market value of the Ordinary Common Stock on the date of such exercise does not exceed the fair market value of the Ordinary Common Stock on the date of grant of such SAR. The Option Committee may also provide, as set forth in the relevant award agreement and without limitation, that some SARs will be automatically exercised on a date or dates specified by the Option Committee.

        Upon exercise of a SAR, payment may be made in kind in restricted shares or in shares of unrestricted Ordinary Common Stock, or in any combination thereof, as the Option Committee may provide in the relevant award agreement.

        If a Participant's employment is terminated for any reason prior to the satisfaction or lapse of the restrictions applicable to a grant of restricted shares, such restricted shares will immediately be cancelled and the Participant will forfeit any right in any such restricted shares. Notwithstanding, the Option Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of such termination, that all or a portion of any such Participant's restricted shares will not be so cancelled. SARs are not transferable other than by will or by the laws of descent and distribution.

        Restricted Shares. A grant of restricted shares is an Award of shares of Ordinary Common Stock granted to a Participant, subject to certain restrictions, terms and conditions of the Company, including, without limitation (a) restrictions on the sale, assignment, transfer, hypothecation or other disposition of such shares, (b) the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions and (c) the requirement that such shares be forfeited upon termination of employment for specified reasons within a specified period of time or for other reasons. Vesting of the shares occurs on a date determined by the Option Committee as set forth in the relevant award agreement. Prior to the vesting date, the shares are not transferable by the Participant and are subject to a substantial risk of forfeiture. If vesting does not occur, shares of restricted stock are forfeited.

        If the employment of a Participant is terminated by the Company for any reason prior to the satisfaction of the restrictions applicable to a grant of restricted shares, such restricted shares will immediately be cancelled and the Participant will forfeit any rights in any such restricted shares. Notwithstanding the immediately preceding sentence, the Option Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of such termination, that all or a portion of any such Participant's restricted shares will not be so cancelled.

        On the occurrence of a Change in Control, all restrictions, terms and conditions applicable to all restricted shares then outstanding shall be deemed lapsed and satisfied as of the date of the Change of Control.

        Performance Unit. A performance unit is an Award of units (with each unit representing such monetary amount as is designated by the Committee) granted to a Participant contingent upon the future performance of the Company or any subsidiary and/or the Participant over a specified performance period. The Option Committee will establish the relevant performance criteria, subject to adjustment to reflect unforeseen events or changes. In setting performance goals and until otherwise determined by the Committee, the performance goal or goals will be the attainment of one or more of any of total stockholder return, return on equity, net earnings growth, sales or revenue growth, objective comparisons to peer companies or cash flow.

        Performance units, performance-based restricted shares, and certain other stock-based awards subject to performance criteria may be intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and, if so intended, will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of such Section and the regulations under the Amended and Restated Plan.

        Payment of an incentive award may be in cash, unrestricted Common Stock, or in restricted shares, or in any combination thereof, as determined by the Option Committee.

        A performance award will be cancelled and forfeited if the Participant does not remain continuously employed by the Company at all times during the applicable performance period, unless the Option Committee determines otherwise. Notwithstanding the immediately preceding sentence, the Option Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of the termination of the Participant that all or a portion of any such Participant's Performance Units will not be so cancelled and forfeited.

        On the occurrence of a Change in Control, the Performance Period shall be deemed completed and all performance units shall be deemed to have been fully earned as of the date of the Change of Control.

        Mergers and Other Transactions.    If the Company enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a "Merger Event") and as a result of any such Merger Event the Company will not be or is not the surviving corporation, a Participant shall be entitled to receive, as of the date of the consummation of the transactions contemplated in the agreement evidencing the Merger Event (the "Closing Date") and with respect to both exercisable and unexercisable stock options and/or SARs (but only to the extent not previously exercised), substitute stock options and/or stock appreciation rights in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected stock options or SARs granted under the Plan as of the date of the consummation of the Merger Event; provided that in lieu of such substitute options, the surviving corporation may assume any outstanding stock options and/or SARs. Notwithstanding anything to the contrary in this Section, if any Merger Event occurs, the Company will have the right to pay to each affected Participant an amount in cash or certified check equal to the excess of the fair market value of the Ordinary Common Stock underlying any affected unexercised ordinary stock options or SARs as of the Closing Date over the aggregate exercise price of such unexercised stock options and/or SARs, as the case may be.

        Upon receipt by any affected Participant of any such cash, certified check or substitute stock options or SARs as a result of any such Merger Event, such Participant's affected stock options and/or SARs for which such cash, certified check or substitute awards was received will be thereupon cancelled without the need for obtaining the consent of any such affected Participant.

        Amendment and Termination.    The Amended and Restated Plan generally terminates on July 31, 2006. The Board may at any time suspend or discontinue the Amended and Restated Plan or revise or amend it in any respect whatsoever, and may do so without stockholder approval, except as required by law.

        Certain Tax Matters.    The Amended and Restated Plan provides that the Company may require the Participant to remit to the Company cash in an amount sufficient to satisfy certain federal, state and local income tax withholding requirements by remitting cash to the Company. In addition, the Company has the right to withhold from any cash payment required to be made to a Participant with respect to an incentive award an amount sufficient to satisfy the federal, state and local withholding tax requirements.

        Plan Benefits.    For information concerning grants under the Plan made during 2001, see "Executive Compensation and Other Information—Options Grants and Aggregated Option Exercises in 2001 and Year End Option Values."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1996 STOCK PLAN.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the Plan.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's independent public accountants to audit the financial statements of the Company for 2002. Deloitte & Touche LLP has served as the Company's independent public accountants since 1993. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2002.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the selected accountants.

OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

        Stockholder proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 2003 Annual Stockholders Meeting must be received by the Company at its offices at 800 South Street, Suite 305, Waltham, Massachusetts 02453 not later than January 31, 2003.

ANNUAL REPORT

        The Annual Report to Stockholders for 2001 accompanies this Proxy Statement. Stockholders may obtain a copy of this report without charge by writing to Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, Attn: Corporate Communications, telephone number (781) 894-9770.

STEINWAY MUSICAL INSTRUMENTS INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2002

        The undersigned stockholder of Steinway Musical Instruments, Inc. (the "Company"), hereby appoints each of Dana D. Messina and Dennis M. Hanson attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at the Company's corporate office at 800 South St., Suite 305, Waltham, Massachusetts 02453, on May 17, 2002 at 10:00 a.m., and at any adjournment of said meeting, all of the shares of Ordinary Common Stock which the undersigned may be entitled to vote.

        The Board of Directors recommends a vote FOR the nominees named below, FOR the approval of the Company's Amended and Restated 1996 Stock Plan and FOR ratification of the accountants named on the reverse side, and if no specification is made, the shares will be voted FOR the election of the nominees named herein, FOR the approval of the plan and FOR the ratification of the accountants. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report furnished herewith.

1.	Election of Directors	FOR all nominees listed below / /	WITHHOLD AUTHORITY to vote for all nominees listed below / /	*Exceptions / /

Nominees: Kyle R. Kirkland, Dana D. Messina, Thomas T. Burzycki, Bruce A. Stevens, A. Clinton Allen, Rudolph K. Kluiber, Peter McMillan

(*Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

(Continued on reverse side)

2.    Approval of the Company's Amended and Restated 1996 Stock Plan.

/ /    FOR / /    AGAINST / /    ABSTAIN

3.    Ratification of Deloitte & Touche LLP to serve as the Company's independent public accountants to audit the financial statements of the Company for 2002.

/ /    FOR / /    AGAINST / /    ABSTAIN

4.    At their discretion regarding other matters presented at the Annual Meeting.

                            Dated

                            (Signature)

                            (Signature)

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2003
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.
MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table(1)
Pension Plan Table
REPORT OF THE AUDIT COMMITTEE(1)
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION(1)
PERFORMANCE GRAPH(1)
COMPARATIVE STOCK PRICE PERFORMANCE AMONG STEINWAY MUSICAL INSTRUMENTS, INC., THE RUSSELL 2000 AND THE PEER GROUPS
PRINCIPAL STOCKHOLDERS
THE COMPANY'S AMENDED AND RESTATED 1996 STOCK PLAN
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
ANNUAL REPORT